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EXHIBIT 4.3 - AMENDMENT NO. 1 TO PREFERRED SHARES RIGHTS AGREEMENT


              AMENDMENT NO. 1 TO PREFERRED SHARES RIGHTS AGREEMENT

         Amendment No. 1 (the "AMENDMENT"), dated as of February 20, 2001, to the Preferred Shares Rights Agreement (the "RIGHTS AGREEMENT"), dated as of August 5, 1998, between New Era of Networks, Inc., a Delaware corporation (the "COMPANY"), and BankBoston, N.A., is being executed at the direction of the Company.

         WHEREAS, BankBoston, N.A. has resigned as Rights Agent under the Rights Agreement;

         WHEREAS, on February 8, 2001, the officers of the Company appointed American Stock Transfer & Trust Company as the new Rights Agent under the Rights Agreement;

         WHEREAS, on February 8, 2001, the officers of the Company decreased the capital requirement for a Rights Agent appointed under Section 21 of the Rights Agreement from $50 million to $10 million;

         WHEREAS, the Company, Sybase, Inc., a Delaware corporation ("PARENT"), and a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), intend to enter into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") pursuant to which, among other things, Merger Sub will commence an exchange offer for shares of common stock of the Company (the "OFFER") and thereafter Merger Sub will merge with the Company (the "MERGER") and each remaining share of common stock of the Company will be converted into the right to receive shares of common stock of Parent, upon the terms and subject to the conditions of the Merger Agreement;

         WHEREAS, on February 19, 2001, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

         WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

         1. Section 1(q) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "EXPIRATION DATE" shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in
Section 24 hereof, or (iv) immediately prior to the acceptance for payment of shares of common stock in the Offer (as such term is hereinafter defined).

         2. Section 1(cc) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "RIGHTS AGENT" shall mean American Stock Transfer & Trust Company or its successor or replacement as provided in Sections 19 and 21 hereof.

         3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Sybase, Inc. ("PARENT") nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date, Transaction or Triggering Event shall be deemed to occur, in each such case, by the approval, execution, delivery or performance of the Agreement and Plan of Reorganization dated as of February 20, 2001, including any amendment or supplement thereto (the "MERGER AGREEMENT") among Parent, a wholly owned subsidiary of Parent and the Company, the announcement, commencement or consummation of the Offer or the Merger (as defined in the Merger Agreement) or the



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consummation of the other transactions contemplated by the Merger Agreement, including the execution of the Company Stockholder Agreements (and the irrevocable proxies attached thereto), dated as of February 20, 2001 between Parent and certain stockholders of the Company. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

         4. Section 21 of the Rights Agreement is hereby amended to read in its entirety as follows:

         "Section 1. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his or her Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares and the Common Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

NEW ERA OF NETWORKS, INC.                    AMERICAN STOCK TRANSFER &
                                             TRUST COMPANY as Rights Agent

By: /s/ Leonard M. Goldstein                 By: /s/ Herbert J. Lemmer
   -----------------------------------          -------------------------------

Name:    Leonard M. Goldstein                Name:    Herbert J. Lemmer
      --------------------------------            -----------------------------

Title:  Senior Vice President, Senior        Title:   Vice President
      --------------------------------             ----------------------------
Counsel and Secretary



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